Exhibit 3.6

CERTIFICATE OF MERGER

OF

KHI ACQUISITION, INC.

WITH AND INTO

KNOBIAS HOLDINGS, INC.

(Under Section 251 of the General Corporation Law of the State of Delaware)

KNOBIAS HOLDINGS, INC., a Delaware corporation, hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations is as follows:

(a)	KHI Acquisition, Inc., a Delaware corporation (“Merger Co.”); and

(b)	Knobias Holdings, Inc., a Delaware corporation (the “Company”).

2. The Agreement and Plan of Reorganization, dated as of June 30, 2004, by and between Merger Co. and the Company (the “Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 (and, with respect to Merger Co., by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation is Knobias Holdings, Inc. (the “Surviving Corporation”).

4. The Certificate of Incorporation of the Company as in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation.

5. The executed Agreement is on file at the principal place of business of the Surviving Corporation at 875 Northpark Drive, Ridgeland, Mississippi 39157.

6. A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

7. This Certificate of Merger shall be effective immediately upon filing.

IN WITNESS WHEREOF, this Certificate of Merger is signed for and on behalf of the Company by its President, as of the 15th day of November, 2004.

KNOBIAS HOLDINGS, INC.

By:	s/ E. Key Ramsey
E. Key Ramsey
President